                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 15)


                   Shelter Properties III Limited Partnership
                   ------------------------------------------
                       (Name of Subject Company (Issuer))

                        AIMCO Properties, L.P. -- Offeror
                        ---------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                            Limited Partnership Units
                            -------------------------
                           (Title of Class Securities)

                                      None
                                      ----
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee


Transaction valuation*                                     Amount of filing fee
----------------------                                     --------------------
$6,474,072                                                 $1,294.82

* For purposes of calculating the fee only. This amount assumes the purchase of 24,523 units of limited partnership interest of the subject partnership for $264 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $1,294.82                   Filing Party: AIMCO Properties, L.P.

Form or Registration No.: Schedule TO               Date Filed: August 9, 2000

                                   ----------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  11,845 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  11,845 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,845 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 22.32%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  11,845 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  11,845 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,845 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 22.32%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  30,477 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  30,477 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  30,477 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 55.86%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  18,632 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  18,632 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,632 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 33.54%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER

                  --

8.       SHARED VOTING POWER

                  18,632 Units

9.       SOLE DISPOSITIVE POWER

                  --

10.      SHARED DISPOSITIVE POWER

                  18,632 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,632 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 33.54%

14.      TYPE OF REPORTING PERSON

                  CO

                               AMENDMENT NO. 1 TO
             TENDER OFFER STATEMENT/AMENDMENT NO. 15 TO SCHEDULE 13D


     This Statement (the "Statement") constitutes (a) Amendment No. 1 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), relating to an offer to purchase units of limited partnership interest ("Units") of Shelter Properties III Limited Partnership (the "Partnership"); and
(b) Amendment No. 15 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on May 31, 1995, by SP I Acquisition, L.L.C. and Insignia Financial Group, Inc. ("Insignia"), as amended by (i) Amendment No. 1, filed with the Commission on June 14, 1995, by SP III Acquisition, L.L.C. ("Acquisition") and Insignia, (ii) Amendment No. 2, filed with the Commission on June 21, 1995, by Acquisition and Insignia, (iii) Amendment No. 3, filed with the commission on July 12, 1995, by Acquisition and Insignia, (iv) Amendment No. 4, filed with the Commission on November 27, 1995, by Acquisition and Insignia, (v) Amendment No. 5, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), Andrew L. Farkas, Insignia Properties Trust ("IPT") and Acquisition, (vi) Amendment No. 6, filed with the Commission on June 20, 1997, IPLP, IPT, Insignia and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on October 26, 1998, by IPLP, IPT, AIMCO Properties, L.P. ("AIMCO OP"), AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), (viii) Amendment No. 8, filed with the Commission on May 27, 1999, by AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (ix) Amendment No. 9, filed with the Commission on July 1, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO,
(x) Amendment No. 10, filed with the Commission on August 6, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xi) Amendment No. 11, filed with the Commission on November 15, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xii) Amendment No. 12, filed December 16, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xiii) Amendment No. 13, filed January 10, 2000, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (xiv) Amendment No. 14, dated August 8, 2000, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                                   ----------

Item 12.  Exhibits.

     (a)(1) Offer to Purchase, dated August 8, 2000. (Previously filed.)

     (a)(2)              Letter of Transmittal and related Instructions.
                         (Previously filed.)

     (a)(3) Letter, dated August 8, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

     (a)(4)              Supplement to Offer to Purchase, dated September 7,
                         2000.

     (a)(5) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

     (a)(6)              Press release, dated September 5, 2000.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 7, 2000

                                               AIMCO PROPERTIES, L.P.

                                               By: AIMCO-GP, INC.
                                                   (General Partner)

                                               By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Executive Vice President

                                               AIMCO/IPT, INC.

                                               By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Executive Vice President

                                               INSIGNIA PROPERTIES, L.P.

                                               By: AIMCO/IPT, INC.
                                                   (General Partner)

                                               By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Executive Vice President

                                               AIMCO-GP, INC.

                                               By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Executive Vice President

                                               APARTMENT INVESTMENT
                                               AND MANAGEMENT COMPANY

                                               By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Executive Vice President

                                INDEX TO EXHIBITS


   EXHIBIT
   NUMBER                                 DESCRIPTION
   -------                                -----------
   (a)(1)     Offer to Purchase, dated August 8, 2000. (Previously filed.)

   (a)(2)     Letter of Transmittal and related Instructions. (Previously filed.)

   (a)(3)     Letter, dated August 8, 2000, from AIMCO OP to the limited partners of the Partnership.
              (Previously filed.)

   (a)(4)     Supplement to Offer to Purchase, dated September 7, 2000.

   (a)(5)     Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

   (a)(6)     Press release, dated September 5, 2000.